UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2015

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

Delaware	1-6311	72-0487776
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

601 Poydras Street, Suite 1900
New Orleans, Louisiana		70130
(Address of principal executive offices)		(Zip Code)

(504) 568-1010

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

In the company’s Form 10-Q filing covering the first quarter of fiscal 2016, the company reported that it had entered into settlement agreements with an international shipyard that provided for (a) the return of approximately $36 million in aggregate installment payments on three separate 7,145 BHP towing-supply-class vessels, (b) termination of the company’s obligation to pay any future amounts on these vessels, and (c) the application of $3.5 million of accrued interest owing on the returned installments to offset future installment obligations on other vessels at this shipyard. The company further reported that the shipyard returned approximately $24 million in June 2015, and approximately $12 million in July 2015. The company recorded an impairment charge of $0.8 million in the first quarter of fiscal 2016 to write off the amounts not recoverable from the shipyard with respect to these three vessels.

On September 11, 2015, the company entered into settlement agreements with the same international shipyard to resolve the remaining nine vessels (three additional 7,145 BHP towing-supply-class vessels and six 261-foot platform supply vessels) under construction at that shipyard. Under those settlement agreements, the company will take delivery of two of the towing-supply-class vessels and two of the platform supply vessels, if those vessels are completed and delivered in accordance with the underlying construction contracts, as amended pursuant to the settlement agreements. The purchase price for each of these four vessels has been substantially discounted. The company will have separate options to acquire, but not obligations to acquire, each of the remaining five vessels, with option expiry dates ranging from November 2015 to October 2016. If the company does not elect to exercise any of these options, (a) the company is entitled to receive the return of approximately $29 million in aggregate installment payments (representing all installment payments made to date on these five vessels) together with interest on these installments of $3.7 million (which will be issued to the company as “shipyard credits” and applied to future installment payments on the two platform supply vessels to be delivered) and (b) the company will be relieved of the obligation to pay the shipyard the approximately $75 million in remaining construction payments. The purchase prices for each of the five vessels that are subject to options are unchanged by the settlement agreements (i.e., the company did not receive any discount on the purchase prices of these remaining five option vessels.)

While each settlement agreement (save the settlement agreement with respect to the first towing-supply class vessel to be delivered) is subject to the consent of the Bank of China, the issuer of the refundment guarantees on all nine vessels, the company believes this condition will likely be satisfied.

The table below summarizes the company’s various vessel commitments to acquire and construct new vessels, by vessel type, as of June 30, 2015, modified by the terms of the settlement agreements. The five option vessels are not included in the vessel commitment tables below. No other changes have been made to the following tables to bring them current as of the date of this Form 8K filing.

(In thousands)	Number of Vessels	Shipyard Location	Delivery Dates	Total Cost	Amount Invested 6/30/15	Remaining Balance 6/30/15
Towing-supply:
7,145 BHP AHTS	2	International	9/2015 – 10/2015	$30,801	26,482	4,319

Deepwater:
261-foot PSV	2	International	4/2016 – 5/2016
275-foot PSV	2	International	7/2015 – 10/2015
292-foot PSV	1	International	5/2016
300-foot PSV	2	United States	1/2016, 3/2016
310-foot PSV	2	United States	10/2015, 1/2016

Total Deepwater PSVs	9			348,831	206,560	142,271

Total vessel commitments	11			$379,632	233,042	146,590

The table below summarizes by vessel class and vessel type the number of vessels expected to be delivered by quarter along with the expected cash outlays (in thousands) of the various commitments as discussed above:

	Quarter Period Ended
Vessel class and type	09/15	12/15	03/16	06/16	09/16	Thereafter
Deepwater PSVs	1	2	4	2	—	—
Towing-supply vessels	1	1	—	—	—	—

Totals	2	3	4	2	—	—

(In thousands)
Expected quarterly cash outlay	$45,624	43,197	16,157	41,612	—	—

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIDEWATER INC.

By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom Executive Vice President, General Counsel and Secretary

Date: September 15, 2015